UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC (“H Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (“Tempur Sealy” or the “Company”) for election at the Company’s 2015 annual meeting of stockholders.  H Partners’ BLUE proxy card gives Tempur Sealy stockholders the ability to vote (i) against Christopher A. Masto, P. Andrews McLane and Mark Sarvary and for all of the Company’s other director nominees (“Company Nominees”), (ii) against all Company Nominees and (iii) against Messrs. Masto, McLane and Sarvary and for all other Company Nominees, except any Company Nominee(s) specifically listed on the BLUE proxy card by such Tempur Sealy stockholder. Tempur Sealy stockholders who wish to vote for, or selectively vote against less than all of, Messrs. Masto, McLane and Sarvary must use the Company’s proxy card.

Item 1: On April 27, 2015, H Partners issued the following press release:

H PARTNERS SENDS LETTER TO TEMPUR SEALY SHAREHOLDERS REITERATING THE NEED FOR IMMEDIATE LEADERSHIP CHANGE

Comments on the Company’s First Quarter Earnings Results

Urges Shareholders to Vote the BLUE Proxy Card Today

New York – April 29, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (the “Company” or “Tempur Sealy”) (NYSE: TPX) with an approximate 10% stake, today sent a letter to Tempur Sealy shareholders.  The letter urges shareholders to vote the BLUE proxy card “AGAINST” the re-election of CEO Mark Sarvary, Chairman P. Andrews McLane, and Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee, to the Tempur Sealy Board of Directors (the “Board”) at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015.

On April 28, 2015, Tempur Sealy announced yet another underwhelming quarter that continued to show management’s inability to grow earnings, improve margins or effectively integrate Sealy:

•
Another Decline in Earnings: Yet again, sales growth failed to translate into earnings growth – an additional $38 million in sales resulted in a $1 million decline in Adjusted EBITDA.  This decline in earnings occurred despite the fact that the Company’s first quarter 2014 earnings were depressed due to significant product launch costs, which H Partners believes should have created a favorable comparison.

•
Increasing Add-backs and Adjustments: It should concern all shareholders that management appears to be increasingly reliant on adjustments and add-backs to create the appearance of higher earnings ahead of the Annual Meeting.  On yesterday’s earnings call, the Company revealed that “integration costs” were almost twice the level reported in the first quarter of 2014.  This is surprising in light of the Company’s earnings call on February 5, 2015, in which Tempur Sealy management claimed that Sealy's integration was “essentially complete,” implying that integration costs should decline, rather than increase.  In the absence of this surprising add-back, Adjusted EBITDA in the first quarter would have declined by over $12 million, and Adjusted EPS would have fallen $0.06 short of consensus estimates.

•
Failure to Integrate Sealy: Management also disclosed yesterday that the “non-recurring” integration cost adjustments, which have been a persistent feature of the Company’s financial results over the past two years, will continue well into 2016.  It is troubling that, after spending more than $70 million to integrate Sealy over the past two years, management still cannot provide detail to shareholders on the financial impact as the process continues.  Since Sealy was acquired in March 2013, Adjusted EBITDA has declined from $425 million to $404 million, with no evident synergies.

•
Inability to Meaningfully Improve Margins: Even when adjusting for foreign currency impacts and supposed “integration costs,” Adjusted EBITDA would have increased by only $7 million, compared to an increase in sales of $66 million.  This implies that the incremental Adjusted EBITDA margin for the first quarter of 2015, even giving management the full benefit of all add-backs and currency effects, was a mere 11%.  This contribution margin falls well short of the Company’s historical EBITDA margins, which have been in excess of 20%.

Usman Nabi of H Partners said, “As demonstrated by the underwhelming first quarter results, chronic underperformance and mismanagement continue to plague Tempur Sealy under Mark Sarvary’s leadership.  We caution shareholders to be wary of another attempt by management to create false hope.  To protect your investment in Tempur Sealy, it is absolutely critical that shareholders vote the BLUE proxy card today to send a clear message to the Board that immediate change is needed, so that the remaining Board members understand that shareholders will not tolerate any delay in acting on this referendum.”

Per Tempur Sealy’s Bylaws, any director who does not receive a majority of the votes cast “for” his or her election must promptly tender his or her resignation to the Board.

The letter to Tempur Sealy shareholders can be found at: www.FixTempurSealy.com.

The full text of the letter is as follows:

April 29, 2015

Dear Fellow Tempur Sealy Shareholder:

The May 8, 2015 Annual Meeting of Tempur Sealy is only about a week away.  We appreciate the tremendous support we continue to receive from shareholders in our campaign to reinvigorate leadership by voting “AGAINST” the three Board leaders most directly responsible for value destruction: Christopher A. Masto, P. Andrews McLane and Mark Sarvary.

H Partners’ Campaign is Strongly Endorsed by Three Leading Proxy Advisory Services

We are also deeply gratified by the resounding support we have recently received from three leading independent proxy advisory firms – Institutional Shareholder Services Inc. (“ISS”), Glass Lewis & Co., LLC (“Glass Lewis”) and Proxy Mosaic, LLC (“Proxy Mosaic”).  Each firm concluded that our framework for change at the Company is far preferable to the troubling status quo under Tempur Sealy’s current leadership, and has recommended that shareholders vote “AGAINST” the three Board leaders we have identified.  Not only have these independent proxy advisory firms recommended against the re-election of certain entrenched directors, but they have also taken the extraordinary step of recommending against a standing CEO.  In so doing, they have endorsed our call to immediately replace Mr. Sarvary.  We urge fellow shareholders to follow the lead of ISS, Glass Lewis and Proxy Mosaic by voting on the BLUE proxy card today “AGAINST” Directors Masto, McLane and Sarvary.

We firmly believe that Tempur Sealy possesses all the components of a successful company – industry-leading products, iconic brands that have stood the test of time, and a talented team of dedicated employees.  However, under the watch of an entrenched and misaligned Board, the Company has been led astray by an ineffective CEO.

It is now up to us, as owners of Tempur Sealy, to hold management and the Board accountable for their poor performance, and to compel the Board to implement meaningful change.  No matter how many or how few shares you own, we urge you to send the strongest message possible to the Board by voting at the 2015 Annual Meeting.  The Board must clearly understand the call to action at hand, and that we as shareholders will not tolerate any delay in acting on this referendum.  Join us in sending an emphatic directive to the Board by voting the BLUE proxy card today against Directors Masto, McLane and Sarvary.

This is an exciting and defining moment for our Company, and with your support, we can lay the foundations for Tempur Sealy to achieve its full earnings potential.  The 2015 Annual Meeting is the only opportunity shareholders will have for the next twelve months to collectively have our voices heard through an official voting forum.

As you reflect on this important decision, we urge you to take into account the independent findings and conclusions reached by ISS, Glass Lewis and Proxy Mosaic, whose recommendations validate our platform for reinvigorating leadership at Tempur Sealy:

 On the Weak Financial Performance Overseen by CEO Mark Sarvary*

•	“The most telling statistic of the last three years…is that shareholders, for all the additional risk they’ve taken on…have still witnessed no improvement in the bottom line.” – ISS

•
“Ultimately, we believe shareholders seeking to mitigate the decidedly negative impact associated with more recent portions of Mr. Sarvary's tenure – which have, again, been marked by strategic miscalculations, poor cost controls, lackluster integration efforts, faulty guidance, damaged investor confidence and clear underperformance – must actively effect significant change at the board level.” – Glass Lewis

•
“Despite Management’s lofty claims of ‘strong performance’ and ‘year-over-year improvements in important financial measures,’ CEO Mark Sarvary’s tenure has been marked by declining performance and decaying margins, threatening the Company’s competitive position as the leader in the premium mattress sector.” – Proxy Mosaic

On the Poor Corporate Governance Overseen by Directors P. Andrews McLane and Christopher A. Masto*

•
“Neither McLane nor Masto have industry operating experience: both [are] from private equity firms which were once invested in Tempur-Pedic, and stayed on the board years after those firms exited their positions.  Each has been a director for more than a dozen years now…they would seem to bear responsibility not only for tolerating the poor preparedness leading up to 2012, but [also] for enabling the poor performance since then.” – ISS

•
“Rather than confront many of these issues with what we would regard as objective, relative analyses and cogent explanations, we find the board’s response is mired in selective analyses, half-step remedies and continued assurances that there will be imminent value creation for independent investors.” – Glass Lewis

•
“A poor corporate governance structure has neglected to hold Mr. Sarvary accountable for numerous execution errors, such as the continued expansion into tangential product lines and failed expansion in Europe. The Company’s supposed ‘best-in-class’ corporate governance consists largely of doing the bare minimum, and the Company’s lack of oversight of related party and insider transactions raises significant concerns.” – Proxy Mosaic

Their Endorsement of H Partners’ Framework*

•
“[H Partners] also provides an extensive analysis of how a properly-motivated leadership team could meaningfully address the company’s poor performance – chiefly, by redressing flaws in five areas: recruiting a capable CEO, reorganizing to an appropriate organizational structure, focusing its strategy, align[ing] management with shareholders through appropriately stretchy goals, and improving the clarity of its communications.” – ISS

•
“While we recognize H Partners’ solicitation framework is atypical, we believe it is particularly necessary here, given that the sitting directors have expressly backed both Mr. Sarvary’s continued service and the pursuit of a forward operating strategy that appears to display a fairly limited degree of hindsight. Given the Company's well-documented struggles – particularly over the last three years – we believe all investors would benefit from sending a clear message that maintenance of the status quo represents an inadequate resolution to the extensive concerns detailed by H Partners.” – Glass Lewis

•
“The Company’s assertion that the Dissident has ‘outlined no constructive steps to enhance the Company’s strategy’ indicates either a fundamental misunderstanding of the Dissident’s plan or a blatant attempt to mislead shareholders into believing that H Partners is somehow unprepared for the challenges at Tempur Sealy. On the contrary, the Dissident has crafted a five-step plan to restore value that suggests a strong grasp of not only the Company’s history of strategic missteps but, more importantly, what actions must be taken going forward…Shareholders should feel comfortable that the Dissident has executed this blueprint before, to great effect.” – Proxy Mosaic

*           *           *           *

By voting the BLUE proxy card “AGAINST” Directors Masto, McLane and Sarvary, you will send a clear message that the status quo is unacceptable and that you expect the Board to immediately implement H Partners’ recommended leadership changes.  We look forward to advancing the interests of all shareholders.

If you have any questions on how to vote the BLUE proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

Thank you for your support.

Sincerely,

H Partners

REMEMBER:
You can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed BLUE proxy card.

If you have any questions or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.

* Permission to quote third party reports and analysis was neither sought nor obtained.

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

Item 2: The following materials were posted by H Partners to www.FixTempurSealy.com:

Press Releases

04/27/15 **Glass Lewis and Proxy Mosaic Join ISS in Recommending Tempur Sealy Shareholders Vote "Against" All Three Directors Targeted by H Partners**

04/22/15 **ISS Recommends Tempur Sealy Shareholders Vote "Against" All Three Directors Targeted by H Partners**

04/17/15 **H Partners Sends Letter to Tempur Sealy Shareholders**

04/07/15 **H Partners Releases Investor Presentation Outlining Need For Immediate Change At Tempur Sealy**

04/02/15 **H Partners Files Definitive Proxy Materials In Connection With Tempur Sealy 2015 Annual Meeting Of Shareholders**

03/23/15 **H Partners Urges Tempur Sealy Shareholders to Hold CEO And Board Accountable For Significant Underperformance By Voting Against Three Directors at Upcoming Annual Meeting**

02/17/15 **Tempur Sealy's Largest Shareholder, H Partners, Demands Immediate Leadership And Board Changes To Drive Shareholder Value**

© 2015 H Partners Management, LLC | Important Information